Exhibit 99.2

FOR IMMEDIATE RELEASE

                     IMPATH ANNOUNCES FIRST QUARTER RESULTS
                       Issues Guidance for Balance of 2003

New York, New York, April 28, 2003 -- IMPATH Inc. (Nasdaq NM: IMPH) today reported its results for the first quarter ended March 31, 2003. Total net revenues were $46.0 million, representing a 4% increase over Q1 2002. Operating income (loss) was $(10.1) million versus $3.2 million for the same period a year ago; net income (loss) was $(6.4) million, compared with $1.4 million in the year ago period; earnings (loss) per diluted share were $(.39) versus $.09 per diluted share in the first quarter 2002, including a $15.3 million pre-tax, non-cash charge to accelerate the write-off of the undepreciated amounts associated with the Company's former billing software. Earnings before interest expense, taxes, depreciation and amortization ("EBITDA") were $11.7 million compared to $11.2 million for Q1 of 2002, and days sales outstanding ("DSO") were 154 compared to 134 in Q4 of 2002.

Commenting on the results, Carter H. Eckert, Chairman and Chief Executive Officer, said, "Despite a weak first quarter, we took some important steps towards improving our overall business, including discontinuing non-core products, effecting a 12% reduction in our workforce (including the announced closure of a facility), reducing capital spends to help improve cash flow, and implementing our new laboratory information and billing system. We also modified our revenue classification approach to provide greater financial transparency going forward. We are currently developing a plan that will: focus on Physician Services, pursue operational excellence, continue improving financial transparency, and develop a targeted growth strategy that exploits our distinctive competencies in cancer."

Richard Adelson, President and Chief Operating Officer added, "Physician Services net revenue of $39.2 million, and associated case volume, were adversely impacted by severe weather conditions in January and February. Utilizing PowerPath(R), case volume for the quarter was 39,947 cases, compared to 39,149 in the year ago quarter with Q1 2002 numbers "adjusted" (as defined below) as if processed through the new system. Lymphoma/leukemia analyses continue to be our fastest growing products.

"IMPATH Predictive Oncology ("IPO") generated $3.2 million in revenue for the quarter. We are continuing to be affected by a slowed spending pattern in the industry and revenue variability from reliance on fee-for-service contracts. We expect this trend to continue for the remainder of the year. We have, as a result, slowed our procurement of tissue at GeneBank(TM) to better balance expenses with short and long-term returns. Information Services revenue for the quarter was $3.5 million, a 56% increase over Q1 of 2002 reflecting the inclusion of a full quarter of revenue in Q1 of 2003 associated with the Company's acquisition of Tamtron during January of 2002. Software and healthcare information technology spending remains sluggish."

James V. Agnello, Senior Vice President and Chief Financial Officer, said, "We have a renewed focus on near term cash returns and have already undertaken several initiatives to control spending. We reduced our workforce by 12% lowering cash outlays by an expected $6 to $8 million for the balance of the year. We also significantly cut capital expenditures, with only $1.9 million spent in Q1 -- well below any single quarter last year. After spending $30 million for capital in 2002, our plan for 2003 of $7 to $9 million is a further indication of our focus on financial discipline, our core Physician Services' franchise and near term returns on capital employed. Cash collections during the quarter were disappointing due in part to our allocation of resources to implement the new LIS platform, contributing to a larger than expected 20 day increase in

DSO. While we are not providing guidance on DSO, I am confident we will improve our DSO sequentially during the year aided by the integrated capabilities of PowerPath(R) and strengthened leadership in billing. Cash collections have accelerated in April and continued proficiency in this area is a top priority. We are also exploring financing alternatives as a consideration to improve our financial flexibility."

      For 2003, the Company estimates:

      o           Company:

            o     Total net revenue of $189 to $193 million

            o     Capital expenditures of $7 - $9 million

                  o Earnings per share of $.42 to $.47 including the impact of the aforementioned $15.3 million (or $.53 per diluted share) non-cash pre-tax charge in Q1

            o Year-end DSO target will be revisited as the Company begins to see a trend, and

            o Year-end bad debt expense of approximately 4%-5% of net revenue

      o           Physician Services:

                  o     Net revenue approximately 6% - 7% above 2002

                  o Case volume growth of approximately 8% over "adjusted" 2002 case volume of 158,597 (excluding discontinued products) consisting of:

                  -     11% - 13% growth in lymphoma/leukemia analysis

                  - 3% - 5% growth in therapeutic/prognostic and other analysis

                  -     7% - 9% growth in diagnostic tumor analysis

                  o "Adjusted" case volume reflects the better tracking capabilities of PowerPath(R) which assimilates cases across our facilities (regardless of where received, reported or billed) creating increased efficiency and improved case volume reporting

                  o Net revenue and case volume reflects the impact of several non-core discontinued products, increases in in-network revenue and adjusted reimbursement expectations, partially offset by increased Medicare reimbursement

      o           Predictive Oncology:

            o     Revenues approximately 33% - 36% below 2002

            o     Reflects slowed investments at IPO and market conditions, and

      o           Information Services:

            o     Revenue approximately 3% to 4% over 2002

Mr. Eckert concluded, "We have made progress on our plan to reduce expenses and increase our operating efficiency, but we still have a lot of work to do. We are initiating a number of new value-creating activities across the business. Our strong franchise in oncology, together with these new initiatives for 2003 and beyond, will create a stronger, more effective Company. We are building a solid operational and financial base for the future."

IMPATH is in the business of improving outcomes for cancer patients. The Company is the leading source of cancer information and analyses with a database of over 1 million patient profiles and outcomes data on more than 2.3 million individuals. IMPATH Physician Services uses sophisticated technologies to provide patient-specific cancer diagnostic and prognostic information to more than 8,700 pathologists and oncologists in over 2,100 hospitals and 630 oncology practices. Utilizing its comprehensive resources, IMPATH Predictive Oncology serves genomics, biotechnology and pharmaceutical companies involved in developing new therapeutics targeted to specific, biological characteristics of cancer. The Company's unique GeneBank(TM) tissue and serology archive linked to longitudinal data, IMPATH Clinical Trials Network(TM) and Analytical Services are key components of its integrated offerings to help accelerate the drug discovery and development process. IMPATH Information Services provides software products, including PowerPath(R) and the IMPATH Cancer Registry(TM) for the collection and management of diagnostic data and outcomes information. The


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

Company's software products are currently being utilized in over 1,000 sites, including many leading hospitals, academic centers and independent laboratories across the country.

This press release may contain statements that the Company believes are, or may be considered to be, "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as the Company "believes," "expects," "anticipates," "intends," "plans," "foresees" or other similar words or phrases. Similarly, statements that describe the Company's projected growth and goals and its plans for expansion also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties, many of which are outside of management's control, and which could cause the Company's actual results to differ materially from those contemplated by the relevant forward-looking statement. Some of the most significant factors that could cause the actual results to differ materially from the forward-looking statement, alone or in combination, would be the failure to continue to successfully integrate the businesses acquired by the Company, unanticipated disagreements with the Company's joint venture or other partners, unanticipated changes in the healthcare industry (as a result of cost containment measures, changes in governmental regulation, including reimbursement programs and patient confidentiality issues, or other factors), an inability to procure consented, well-characterized tissue specimens, an inability to successfully integrate the Company's new laboratory information and billing system, the adverse effect of any legal proceedings involving the Company, an unanticipated failure in the commercialization of the Company's biopharmaceutical products, or an unanticipated loss of business. In addition, the September 11, 2001 terrorist attacks and change in international political conditions as a result of these events may continue to affect the United States and the global economy and increase other risks. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included in this press release are made only as of the date of this press release and the Company undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

Contact: Iris D. Daniels, Vice President, Investor Relations and Corporate Communications, IMPATH Inc. (212) 698-0300

                                 (Tables Follow)


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

                          IMPATH Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                 Three Months Ended March 31,
                                                  2003                 2002
                                              ------------         ------------
Net revenues:

 IMPATH Physician Services                     $39,243,346          $35,760,435
 IMPATH Predictive Oncology                      3,188,693            5,969,816
 IMPATH Information Services                     3,540,685            2,275,252
                                              ------------         ------------
   Total net revenues                           45,972,724           44,005,503

Operating expenses:

 Cost of services                               17,696,489(3)        16,500,282
 Selling, general and administrative             16,564,14(4)        15,449,554
 Depreciation and amortization (1)              21,859,466(5)         7,924,981
 Acquired in-process R&D                                 0(6)           900,000
                                              ------------         ------------
   Total operating expenses                     56,120,104           40,774,817

(Loss)/income from operations                  (10,147,380)           3,230,686

Interest expense, net                           (1,151,895)            (688,804)
                                              ------------         ------------

(Loss)/income before income tax expense        (11,299,275)           2,541,882

Income tax benefit/(expense) (2)                 4,858,688(7)        (1,093,009)
                                              ------------         ------------

Net (loss)/income                              ($6,440,587)          $1,448,873
                                              ============         ============

Net (loss)/income per share
        Basic                                       ($0.39)               $0.09
        Diluted                                     ($0.39)               $0.09
Weighted average common and common
   equivalent shares outstanding
        Basic                                   16,384,000           16,228,000
                                              ------------         ------------
        Diluted                                 16,384,000           16,854,000
                                              ------------         ------------

(1) Includes $15.3M non-cash charge to accelerate the write-off of the undepreciated amounts associated with the Company's former billing software

(2)   Net tax effect of the above charges is $6.6 million

(3) Includes $1.0M in severance and related costs associated with the discontinuance of BIS

(4) Includes $900,000 additional bad-debt associated with the discontinuance of BIS

(5)   Includes $3.2M related to the goodwill write-down of BIS

(6) $900,000 write-down for acquired in-process R&D related to the Tamtron acquisition

(7)   Net tax effect of the above charges is $2.6 million


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

                          IMPATH Inc. and Subsidiaries
                           Consolidated Balance Sheet
                                   (Unaudited)

                                                                 December            March
                                                                   2002               2003
                                                              -------------      -------------
ASSETS

Current assets:
   Cash and cash equivalents                                  $   1,023,788      $   2,951,163
   Marketable securities                                          4,805,251          2,745,966
   Net accounts receivable                                       69,033,544         78,810,545
   Prepaid expenses                                               2,434,243          2,364,174
   Prepaid taxes                                                  1,684,284          6,559,274
   Deferred tax assets                                            6,045,406          6,045,406
   Other current assets                                          21,691,678         22,632,161
                                                              -------------      -------------
           Total current assets                                 106,718,194        122,108,689
   Fixed assets, net                                             93,184,006         75,273,386
   Deposits and other non-current assets                            537,032            530,946
    Intangible assets, net                                       85,765,341         85,707,369
                                                              -------------      -------------

           Total assets                                       $ 286,204,573      $ 283,620,390
                                                              =============      =============

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
   Current portion of capital lease obligations               $  14,918,386      $  12,767,610
   Current portion of note payable                                4,900,000          4,900,000
   Accounts payable                                               6,246,275          7,002,718
   Deferred revenue                                               3,982,427          4,369,158
   Accrued expenses and other current liabilities                 5,857,077          5,443,899
                                                              -------------      -------------
           Total current liabilities                             35,904,165         34,483,385
                                                              -------------      -------------
   Capital lease obligations, net of current portion             17,239,125         16,482,780
   Note payable, net of current portion                          50,700,000         56,475,000
   Deferred tax payable                                          13,974,655         13,974,655
                                                              -------------      -------------
           Total liabilities                                    117,817,945        121,415,820
Stockholders' equity:
   Common stock                                                      93,047             93,293
   Additional paid-in capital                                   141,009,994        141,266,480
   Retained earnings                                             54,722,932         48,282,345
   Unrealized net (depreciation) of marketable securities           (17,681)           (23,884)
                                                              -------------      -------------
                                                                195,808,292        189,618,234
   Treasury stock                                               (27,402,470)       (27,402,470)
   Deferred compensation                                            (19,194)           (11,194)
                                                              -------------      -------------
           Total stockholders' equity                           168,386,628        162,204,570
                                                              -------------      -------------

   Total liabilities and stockholders' equity                 $ 286,204,573      $ 283,620,390
                                                              =============      =============


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

EBITDA represents income before net interest expense, income taxes, depreciation and amortization. The following table reconciles EBITDA to income before taxes, representing the most comparable measure under accounting principles generally accepted in the United States ("GAAP"). In addition, the following table also presents the calculations to determine income before taxes as a percentage of net revenues, and EBITDA as a percentage of net revenues. EBITDA is presented and discussed due to management's belief that such measure is a useful adjunct to income before taxes and other GAAP measurements as it is a meaningful measure of a company's ability to meet its future debt service requirements, fund capital expenditures and meet working capital requirements. EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to (i) net income (or any other measure of performance under GAAP as a measure of performance or (ii) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.

                                                                       Three Months
                                                                     Ended March 31,
($ in millions, except percentage data)                             2003         2002
                                                                  -------      -------
Net revenues                                                      $  46.0      $  44.0

Income (loss) before taxes                                          (11.3)         2.5
Add: Interest expense, net                                            1.1           .7
Depreciation and amortization                                        21.9          7.9
EBITDA                                                            $  11.7      $  11.2

Income (loss) before taxes as a percentage of net revenues (A)      (24.6)%        5.8%
EBITDA as a percentage of net revenues (B)                           25.5%        25.4%

(A)   Calculated by dividing income before taxes by net revenues.

(B)   Calculated by dividing EBITDA by net revenues.


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